CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-02195) of Gehl Company of our report dated June 22, 2004 relating to the financial statements of the Gehl Savings Plan for the year ended December 31, 2003, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
June 27, 2005